        Old Courthouse Square, 22 North Sixth Street
                 Indiana, Pennsylvania 15701


          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       April 22, 2002


TO THE SHAREHOLDERS:

         Notice is hereby given that the Annual Meeting of Shareholders of First Commonwealth Financial Corporation (the "Corporation") will be held at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania on Monday, April 22, 2002, at 3:00 p.m., local time, for the following purposes:

     1. To elect seven Directors to serve for terms expiring in 2005.

     2. To act on such other matters as may properly come before the meeting.

         Only shareholders of record as of the close of business on March 4, 2002 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The Annual Report to Shareholders for the year ended December 31, 2001, which includes consolidated financial statements of the Corporation, is enclosed.

          YOU ARE URGED TO SIGN, DATE, AND RETURN THE
ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT
YOU PLAN TO ATTEND THE MEETING IN PERSON.  IF YOU ATTEND THE
MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE
YOUR SHARES IN PERSON.

                                   By Order of the Board of
Directors,



                                   David R. Tomb, Jr.
                                   Secretary

Indiana, Pennsylvania
March 22, 2002

          FIRST COMMONWEALTH FINANCIAL CORPORATION
        Old Courthouse Square, 22 North Sixth Street
                 Indiana, Pennsylvania 15701

                       PROXY STATEMENT

               ANNUAL MEETING OF SHAREHOLDERS

                       April 22, 2002

                     GENERAL INFORMATION


     The accompanying proxy is solicited by the Board of Directors of First Commonwealth Financial Corporation (the
"Corporation" or "FCFC") in connection with its Annual
Meeting of Shareholders to be held on Monday, April 22, 2002,
3:00 p.m., local time, and any adjournments thereof.

     If the accompanying proxy is duly executed and returned, the shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Corporation represented thereby will be voted and, where a specification is made by the shareholder as provided therein, will be voted in accordance with that specification. A proxy may be revoked by the person executing it at any time before it has been voted by notice of such revocation to David R. Tomb, Jr., Secretary of the Corporation.

     The three persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote to elect as Directors the seven nominees listed on page 6.

     The Board of Directors has no reason to believe that any of the nominees will be unable to serve as Directors. In the event, however, of the death or unavailability of any nominee or nominees, the proxy to that extent will be voted for such other person or persons as the Board of Directors may recommend.

     The Corporation has no knowledge of any other matters to be presented at the meeting. In the event other matters do properly come before the meeting the persons named in the proxy will vote in accordance with their judgment on such matters.

     The approximate date on which this Proxy Statement will be mailed to shareholders of the Corporation is March 22, 2002. Solicitation of proxies may be made by personal interviews and telephone by management and regularly engaged employees of the Corporation. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of the stock held of record by such persons. Expenses for solicitation of all proxies will be paid by the Corporation.

     As of the close of business on March 4, 2002, there were 58,553,808 shares of Common Stock outstanding. Three million (3,000,000) shares of Preferred Stock have been authorized; however, none of the preferred shares is outstanding. Only shareholders of record as of the close of business on March 4, 2002 are entitled to receive notice of and to vote at the Annual Meeting.

     Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting. The Articles of Incorporation of the Corporation do not permit cumulative voting. The seven nominees for directors who receive the highest number of votes cast for the election of directors at the Annual Meeting, present in person or voting by proxy, a quorum being present, will be elected as directors. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all other items being submitted to the shareholders for their consideration. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, but are not counted for purposes of determining whether a proposal has been approved.

     The Corporation conducts business through three banking subsidiaries:
(1) First Commonwealth Bank ("FCB") doing business as NBOC Bank ("NBOC"), Deposit Bank ("Deposit"), Cenwest Bank ("Cenwest"), First Bank of Leechburg ("Leechburg"), Peoples Bank ("Peoples"), Central Bank ("Central"), Peoples Bank of Western Pennsylvania ("Peoples of W. PA"), Unitas Bank ("Unitas"), and Reliable Bank ("Reliable"); (2) First Commonwealth Trust Company ("FCTC"); (3) and Southwest Bank ("Southwest"); and through First Commonwealth Professional Resources Inc. ("FCPRI"), a professional services affiliate, Commonwealth Systems Corporation ("CSC"), a data processing subsidiary, First Commonwealth Insurance Agency ("FCIA"), a wholly-owned insurance agency subsidiary of FCB, Strategic Capital Concepts, Inc. ("SCC"), a financial planning and consulting firm, and Strategic Financial Advisors, Inc. ("SFA"), an asset management firm. The Corporation also jointly owns Commonwealth Trust Credit Life Insurance Company ("CTCLIC"), a reinsurer of credit life and accident and health insurance. FCB, FCTC, and Southwest are herein collectively called the "Subsidiary Banks."

            COMMON STOCK OWNERSHIP BY MANAGEMENT

     The Corporation is not aware of any person who, as of March 4, 2002, was the beneficial owner of more than 5% of the Common Stock, except FCTC as more fully described on page
5. The following table sets forth information concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 9 (the "Summary Compensation Table") and by all directors and executive officers as a group.



                       Amount/Natu      Related      Percent
   Name                re                           of Class
                           of        Footnote(s)
                       Beneficial
                       Ownership
                       (1)

   E. H. Brubaker            36,972       (2,10)           *

   Sumner E.                457,635   (2,3,8,10)           *
   Brumbaugh
   Ray T. Charley           135,399         (10)           *

2

   Edward T. Cote           213,800      (5, 10)           *

   David S. Dahlmann        102,558       (3,10)           *

   Clayton C. Dovey,         53,268         (10)           *
   Jr.
   Ronald C. Geiser          32,728       (3,10)           *

   Johnston A. Glass        206,556       (3,10)           *

   Thomas J. Hanford         59,936         (10)           *

   H. H. Heilman, Jr.        55,000         (10)           *

   David L. Johnson          45,730       (2,10)           *

   Robert F. Koslow          72,717     (2,3,10)           *

   Dale P. Latimer        1,798,319     (3,5,10)       3.07%

   James W. Newill          467,200       (9,10)           *

   Joseph E. O'Dell         320,620     (2,4,10)           *

   Joseph W. Proske          47,462     (2,3,10)           *

   John A.                   64,872       (2,10)           *
   Robertshaw, Jr.
   Laurie Stern              14,138         (10)           *
   Singer
   Gerard M.                176,060     (2,4,10)           *
   Thomchick
   David R. Tomb, Jr.       728,098  (2,3,4,5,6,       1.24%
                                             10)
   E. James Trimarchi       913,501  (3,4,5,6,7,       1.56%
                                             10)
   Robert C. Williams       145,789         (10)           *

   All directors and      5,401,177                    9.03%
   executive
   officers as a
   group (27 persons)


   *Less than 1%


(1) Under regulations of the Securities and Exchange Commission, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each director and executive officer has sole voting power and sole investment power over the shares indicated opposite his name in the table, and each member of a group has sole voting power and sole investment power over the shares beneficially owned by him that are included in the shares indicated for the group.

(2) Does not include the following shares held by spouses, either individually or jointly with other persons, as to which voting and investment power is disclaimed by the director or officer: Mr. Brubaker, 45,000; Mr. Brumbaugh, 264; Mr. Johnson, 2,269; Mr. Koslow, 3,410; Mr. O'Dell, 5,197; Mr. Proske, 63,060; Mr. Robertshaw, 6,264; Mr. Thomchick, 6,935; Mr. Tomb, 528; and all directors and executive officers as a group, 132,927.

(3) Includes the following shares held jointly with spouses, as to which voting and investment power is shared with the spouse: Mr. Brumbaugh, 30,800; Mr. Dahlmann, 9,235; Mr. Geiser, 23,728; Mr. Glass, 24,608; Mr. Koslow, 24,665; Mr. Latimer, 51,825; Mr. Proske, 3,200; Mr.
     Tomb, 63,692; Mr. Trimarchi, 75,736; and all directors and executive officers as a group, 307,489.

(4) Includes 52,172 shares held by Atlas Investment Company, of which Messrs. O'Dell, Thomchick, Tomb and Trimarchi are each 25% owners and as to which they share voting and investment power.

(5) Includes 204,000 shares owned by Berkshire Securities Corporation. Berkshire is a Pennsylvania corporation organized in 1976 for the purpose of acquiring and holding the securities of Pennsylvania banks. The officers, directors or stockholders of Berkshire include Messrs. Cote, Latimer, Tomb and Trimarchi, each of whom is an officer or director of the Corporation, among others. The shares were acquired by Berkshire when its shares of Dale National Bank (now Cenwest) were converted into shares of the Corporation as a result of the Dale merger in 1985 and by subsequent purchases. Each of the foregoing persons may be deemed to share voting and investment power of these shares.

(6)  Includes 318,876 shares held by County Wide Real Estate,
     Inc., of which Messrs. Tomb and Trimarchi are each 50% owners and as to which they share voting and investment power.

(7) Includes 59,304 shares held by family interests of which Mr. Trimarchi exercises sole voting and investment power.

(8) Includes 219,998 shares held by a family member over which Mr. Brumbaugh has been appointed as attorney in fact with respect to voting power only.

(9) Includes 6,960 shares held by a family member over which Mr. Newill exercises sole voting and investment power.

(10) Includes the following stock options currently vested or vesting within 60 days of the effective date of the table:
     Mr. Brubaker, 9,000 shares; Mr. Brumbaugh, 9,000 shares; Mr. Charley, 9,000 shares; Mr. Cote, 9,000 shares; Mr. Dahlmann, 91,498 shares; Mr. Dovey, 7,000 shares; Mr. Geiser, 9,000 shares; Mr. Glass, 152,363 shares; Mr. Hanford, 9,000 shares; Mr. Heilman, 9,000 shares; Mr. Johnson, 9,000 shares; Mr. Koslow, 9,000 shares; Mr. Latimer, 9,000 shares; Mr. Newill, 9,000 shares; Mr. O'Dell, 231,039 shares; Mr. Proske, 9,000 shares; Mr. Robertshaw, 3,000 shares; Ms. Singer, 9,000 shares; Mr. Thomchick, 104,818 shares; Mr. Tomb, 71,123 shares; Mr. Trimarchi, 170,334 shares; Mr. Williams, 64,696 shares, and all directors and other executive officers as a group, 1,275,881 shares.

          As of February 28, 2002, FCTC, acting in a fiduciary capacity for various trusts and estates, including the Corporation Employee Stock Ownership Plan ("ESOP"), and the Corporation 401(k) Retirement Savings and Investment Plan ("401(k) Plan") held shares of Common Stock in an aggregate amount of 4,887,327 (8.35% of the outstanding shares). FCTC has either sole or shared voting and investment power on these shares as listed below:

          - Total shares on which sole voting power is held:     4,703,931
          - Total shares on which voting power is shared:
183,396
          - Total shares on which sole investment power is
held:          1,597,618
          - Total shares on which investment power is shared:
3,289,709

     FCTC votes shares over which it has sole voting power.
Where voting power is shared, shares are voted by FCTC in consultation with the other persons having voting power.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "Commission") an initial report of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Executive officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Corporation with copies of all Section 16(a) forms which they file. The Corporation is not aware of any late filings or failures to file in 2001. In making this disclosure, the Corporation has relied solely on written and oral representations of its directors, executive officers and greater than 10% shareholders and copies of the reports they have filed with the Commission.

                    ELECTION OF DIRECTORS

     Article 9 of the By-Laws of the Corporation provides that the number of Directors shall be not less than 3 nor more than
25. In accordance with the Corporation's By-Laws, the Board of Directors has fixed the number of directors at 20 divided into three classes.

     Seven directors will be nominated for election in the class of directors whose terms expire in 2002 to serve for three year terms expiring with the Annual Meeting of Shareholders in 2005. At his request, Director Clayton C. Dovey, Jr. will not be standing for election in this class of directors.

     Each Director elected will continue in office until a successor has been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The names of the nominees for directors and the names of directors whose terms of office will continue after the Annual Meeting are listed in the following table.

     Information about the nominees, each of whom is presently a member of the Board of Directors, and about the other directors whose terms of office will continue after the Annual Meeting, is set forth in the table below. The nominees and other directors have held the positions shown for more than five years unless otherwise indicated.

Nominees for a Term Ending in 2005:


                    Directo  Principal Occupation or Employment;
Name                r Since  Other Directorships; Age

Sumner E. Brumbaugh 1992     Retired; formerly Chairman of the Board
                             of Central; President, Brumbaugh
                             Insurance Group; Age 73

Ray T. Charley      1998     President, Thomi Co. (retail grocers);
                             Director of Southwest; Age 50

Edward T. Cote      1984     Associate, The Wakefield Group
                             (Investment Banking);
                             Age 65

Johnston A. Glass   1986     Vice Chairman of the Corporation;
                             President and Chief Executive Officer
                             of FCB; formerly President of NBOC;
                             Director of FCB, FCTC, FCIA, and FCPRI;
                             Age 52

Dale P. Latimer     1984     Chairman of the Board and Chief
                             Executive Officer,
                             R & L Development Company (heavy
                             construction);
                             Director of FCB and New Mexico Banquest
                             Investors
                             Corp. ("NMB"); Age 70

Joseph E. O'Dell    1994     President and Chief Executive Officer
                             of the Corporation; Director of FCB,
                             FCTC, Southwest, FCIA, FCPRI,
                             CSC, SCC and SFA; Age 56

David R. Tomb, Jr.  1983     Partner, Tomb and Tomb (attorneys-at-
                             law); Senior Vice President, Secretary
                             and Treasurer of the Corporation;
                             Director of FCB, FCTC, FCIA, FCPRI,
                             CSC, SCC,
                             SFA, and CTCLIC; Age 70

Continuing Directors Whose Terms End in 2003:


E. H. Brubaker      1984   Retired; formerly Chairman of the Board
                           of Deposit; Age 71

Thomas J. Hanford   1984   Private Investor; Director of First
                           Admiralty Bancorp; Age 63

H. H. Heilman, Jr.  1985   Partner, Heilman & McClister (attorneys-
                           at-law); Age 85

James W. Newill     1998   Certified Public Accountant, formerly
                           President, J. W. Newill Company (public
                           accounting); Director of Southwest; Age
                           67

John A. Robertshaw, 1998   Formerly Chairman, Laurel Vending, Inc.
Jr.                        (vending and food service); Director of
                           Southwest; Age 75


Laurie Stern Singer 1998   President, Allegheny Valley Chamber of
                           Commerce and President, Allegheny Valley
                           Development Corporation; Director of
                           Southwest; Age 50

Robert C. Williams  1994   Chairman of the Board of Unitas; formerly
                           President
                           of Unitas; Age 58


Continuing Directors Whose Terms End in 2004:

David S. Dahlmann   1998   Vice Chairman of the Corporation;
                           President and Chief
                           Executive Officer of Southwest; formerly
                           President and Chief Executive Officer of
                           Southwest National Corporation
                           (SWNC); Director of Southwest and FCPRI;
                           Age 52

Ronald C. Geiser    1985   Retired; formerly President of Cenwest;
                           Age 72

David L. Johnson    1984   Retired; formerly Vice President &
                           Corporate Secretary, Pennsylvania
                           Manufacturers' Corporation (insurance
                           holding company); Age 72

Robert F. Koslow    1993   Chairman of the Board of Peoples of W.
                           PA; Age 66

Joseph W. Proske    1984   Retired; formerly Vice President-
                           Engineering, Kane
                           Magnetics International (manufacturer of
                           magnetic components); Director of CSC;
                           Age 65

E. James Trimarchi  1982   Chairman of the Board of the Corporation;
                           Director of FCB, FCTC, FCIA, FCPRI, CSC,
                           SCC, SFA, CTCLIC,
                           and NMB: Age 79

Board Committees

     During 2001 there were 4 meetings of the Board of Directors of the Corporation. All directors, with the exception of Mr. Heilman, attended at least 75% of the total number of meetings of the Board of Directors of the Corporation and all committees of which they were members.

     The Board of Directors of the Corporation has established the following standing committees: Executive, Audit, Governance, and Executive Compensation. The Governance
Committee also acts as a Nominating Committee.

     When the Board of Directors is not in session, the Executive Committee, which is comprised of Directors Trimarchi (Chairman), Tomb (Secretary), Brubaker, Brumbaugh, Dahlmann, Geiser, Glass, Heilman, Latimer, O'Dell and Robertshaw possesses and exercises all the powers of the Board, except for matters which are required by law to be acted upon by the full Board. The Executive Committee considers major policy matters and makes reports and recommendations to the Board. The Committee met 4 times in 2001.

     The Audit Committee is comprised of Directors Latimer (Chairman), Cote, and Proske. The function of the Audit Committee, as more fully noted in the Charter, is primarily to oversee and appraise the quality of the audit effort of the Corporation's internal audit function and those of its independent auditors; maintain, by scheduling regular meetings, open lines of communication among the Board, its internal auditors, and its independent accountants to exchange views and information as well as confirm their respective authority and responsibilities; and determine the adequacy of the Corporation's administrative, operating, and internal accounting controls and evaluate adherence. The Committee met eight times in 2001. A report of the Audit Committee follows on page 14.

     The Governance Committee was established as a permanent standing Committee by the Board in April 2001. The Committee acts as a nominating committee for elections to the Board. In addition, the Committee will also be responsible for measuring performance of executive officers and Board members, and for recommending management succession plans. The Committee is comprised of Directors Trimarchi (Chairman), Brumbaugh, Hanford, Newill, Robertshaw and Singer. The Committee met 3 times in 2001.

     The Executive Compensation Committee is comprised of
Directors Cote (Chairman), Johnson and Latimer. The Committee met 8 times in 2001. A report of the Executive Compensation
Committee follows on page 11.

     The By-Laws of the Corporation require that any shareholder who intends to nominate or cause to have nominated any candidate for election to the Board of Directors (other than a candidate proposed by the Corporation's then existing Board of Directors) must notify the Secretary of the Corporation in writing not less than 120 days in advance of the first anniversary date the Corporation's proxy statement was released to its shareholders in connection with the previous year's annual meeting of shareholders called for the election of directors (for the 2002 meeting of shareholders, such notification must have been received by the Secretary on or before November 23, 2001). Such notification must contain (to the extent known by the notifying shareholder) the name, address, age, principal occupation and number of shares of the Corporation owned by each proposed nominee; the name, residence address and number of shares of the Corporation owned by the notifying shareholder; the total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and the written consent of each nominee, signed by such nominee, to serve as a director of the Corporation if so elected. The Board of Directors as a whole would consider nominations submitted by a shareholder if submitted in accordance with the By-Laws and otherwise in time for such consideration.
                  COMPENSATION OF DIRECTORS

     Directors who currently serve in a management capacity at FCFC or serve in an affiliate management capacity are compensated at the rate of $1,000 per quarterly meeting attended. Other directors are compensated at the rate of $1,750 per quarterly meeting attended as well as an annual retainer of $12,000. Committee members receive $1,000 per committee meeting attended. In addition, each member of the board who is not an employee of FCFC is eligible to receive options to purchase FCFC stock pursuant to FCFC's Compensatory Stock Option Plan. Such grants are made at the discretion of the Executive Compensation Committee. Each non-employee director received options to purchase 2,000 shares of common stock on January 31, 2001. These options are currently exercisable at a strike price of $10.75 per share, and will expire on January 31, 2011.

     The Deferred Compensation Plan for Non-Employee Directors allows non-employee directors to defer receipt of any retainers and Board and committee meeting fees, including amounts paid for Advisory Board service. At the election of the director, the deferred amounts are credited to a stock account, a non-stock account, an investment account or any combination thereof. Payments under the plan are made as a lump sum at the earlier of the cessation of service as a director or the death or disability of the director.

             COMPENSATION OF EXECUTIVE OFFICERS

       The table below sets forth certain information regarding compensation received by the Chief Executive Officer and the remaining four most highly compensated executive officers of the Corporation (the "Named Executive Officers").

                 SUMMARY COMPENSATION TABLE

                                             Long-Term
                            Annual           Compensati
                        Compensation         on


Name and                                     Securities  All Other
Principal Position      Year   Salar   Bonus             Compensati
                               y             Underlying  on
                               ($)     ($)                      ($)
                               (1)           Options     (3)
                                                    (#)
                                             (2)
Joseph E. O'Dell        2001                   41,442      63,098
President and Chief     2000   409,0   0       39,559      97,664
Executive               1999   00              36,746      85,448
Officer of the                         0
Corporation                    401,8
                               38      70,68
                                       4
                               390,2
                               50

E. James Trimarchi      2001                   38,730      17,374
Chairman of the Board   2000   382,5   0       26,852      17,000
of the Corporation      1999   00              24,942      17,504
                                       0
                               375,3
                               15      65,97
                                       2
                               364,4
                               99

Gerard M. Thomchick     2001                   30,288      36,882
Chief Operating         2000   324,7   0       27,842      44,387
Officer of  the         1999   50              24,260      42,455
Corporation and                        0
President and                  308,0
Chief  Executive               00      46,66
Officer of FCPRI                       5
                               268,8
                               00
David S. Dahlmann       2001                   32,233      42,165
Vice Chairman of the    2000   323,0   0       30,725      78,085
Corporation and         1999   00              28,540      52,519
President and                          0
Chief Executive                316,5
Officer of Southwest           00      54,90
                                       0
                               305,5
                               00
Johnston A. Glass       2001                   31,312      40,299
Vice Chairman of the    2000   314,0   0       29,831      54,866
Corporation and         1999   00              26,162      50,767
President                              0
and Chief Executive            307,5
Officer of FCB                 00      50,32
                                       5
                               280,3
                               00


(1) Includes compensation for services on boards and committees of the Corporation and before employee voluntary SERP (deferred compensation) reduction.

(2) 1999 totals adjusted to reflect a two for one stock split
  effected in the form of a    100% stock dividend
  distributed on November 18, 1999.

 (3)  Includes for 2001 for Messrs. O'Dell, Trimarchi,
  Thomchick, Dahlmann, and          Glass,  respectively,
  the following compensation amounts: (i) matching contributions to the individual's account under the 401(k)
  plan of $6,800, $6,800,     $6,800, $6,800 and $6,800;
  (ii) discretionary contributions to the individual's account under the 401(k) plan of $5,100, $5,100, $5,100,
  $5,100 and $5,100; (iii)    the allocation of shares under
  the ESOP of $5,474, $5,474, $5,474, $5,474 and
  $5,474; (iv) matching and automatic contributions to the
  individual's account under   the SERP of $32,200, $0,
  $15,120, $17,400, and $16,320; (v) and the actuarial
  value of the Corporation's contribution to the split-
  dollar life insurance policies of     $13,524, $0, $4,388,
  $7,391, and $6,605.

     The following tables set forth certain information regarding stock options granted in 2001 to the Chief
Executive Officer and the Named Executive Officers.

           STOCK OPTION GRANTS IN FISCAL YEAR 2001


                Number   % of
                of       Total                                Potential
                Securit  Options    Exerci          Realizable Value
                ies      Granted    se     Expirat            at Assumed
Name            Underly  to         Price  ion      Rates of
                ing      Employees  Per    Date               Stock Price
                Options  in Fiscal  Share           Appreciation
                Granted  Year                           For Option Term  ($)
                   (#)                                0%                 5%
                (1)                                 10%
Joseph E.        41,442     5.4     $10.75 1/31/20     0   280,173    710,015
O'Dell                                     11
E. James         38,730     5.1     $10.75 1/31/20     0   261,839    663,551
Trimarchi                                  11
Gerard M.        30,288     4.0     $10.75 1/31/20     0   204,766    518,916
Thomchick                                  11
David S.         32,233     4.2     $10.75 1/31/20     0   217,915    552,239
Dahlmann                                   11
Johnston A.      31,312     4.1     $10.75 1/31/20     0   211,688    536,460
Glass                                      11

Gains
applicable to                                         $0  $395,496 $1,002,26
all                                                           ,108 4,790
shareholders
(2)

        (1)    Options in 2001 were granted under the 1995 Stock
Option Plan with an exercise price equal                   to
fair market value on the date of the grant. The options became fully vested on
                 December 31, 2001.

 (2) The potential realizable gain to all shareholders (based on 58.5 million shares of First
Commonwealth common stock outstanding and the market price of
$10.75) at 0%, 5%, and             10% assumed growth rates
over a term of ten years is provided as a comparison to the potential gain realizable by the Named Officers at the same
assumed annual rates of stock             appreciation.

    AGGREGATE STOCK OPTION EXERCISES IN FISCAL YEAR 2001
              AND FISCAL YEAR-END OPTION VALUES

                                Number of Securities Value of Unexercised
                                Underlying UnexercisedIn-the-Money Options
             Shares             Options at December 31,at
Name         Acquired Value     2001                 December 31, 2001
             on       Realized         (#)                              ($)
             Exercise ($)       Exercisable          Exercisable
             (#)                Unexercisable        Unexercisable
Joseph          0            0  231,039       0      245,945       0
O'Dell
E. James        0            0  170,334       0      181,892       0
Trimarchi
Gerard        46,098    176,147 104,818       0        49,471      0
Thomchick
David S.        0            0    91,498      0       38,861       0
Dahlmann
Johnston        0            0  152,363       0      143,959       0
Glass

Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities
Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement in whole or in part, the following report and the Performance Graph on page 15 shall not be incorporated by reference into any such filings.


       REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The following is a report by the Executive
Compensation Committee of the Board of Directors of First
Commonwealth Financial Corporation. The objectives of the report are to provide shareholders with an explanation of the overall executive compensation philosophy, strategies, and specific compensation decisions.

Executive Compensation Committee

     The Executive Compensation Committee is comprised of three (3) non-employee directors selected from the Board of Directors of First Commonwealth Financial Corporation. The
Committee met eight times in 2001.

     The Committee's goal is to administer an executive compensation program that helps maximize shareholder value by using incentives to place a portion of total compensation at risk and that provides financial rewards only when the performance level of the Corporation justifies such rewards.

     The Committee discharged its duties in 2001 by performing the following tasks:

          1.  Researching peer group compensation
          activities to ensure both
               consistency and competitiveness in the
          composition of the Corporation's
               executive compensation  program.

          2. Evaluating current and proposed components of the Corporation's executive compensation program to ensure consistency with its philosophy on executive compensation.

          3. Ensuring that all regulatory requirements pertaining to executive compensation are met.

          4. Refining the executive compensation program on an ongoing basis as a result of the above as well as documenting and administering the
                Corporation's executive compensation
          program.

          5.   Administering a performance-based retainer
          program for the compensation
                of  non-employee directors, in order to
          increase shareholder value on a
                sustained basis and to reduce transfer
          costs between directors and
                shareholders.
11

     Executive officers of the Corporation may, at the request of the Committee, be present at meetings of the Committee for input and discussion purposes. However, the executive officers have no direct involvement with the decisions of the Committee, nor do they have a vote on any issues addressed by the Committee. Consultants and other independent advisors may also be utilized by the Committee from time to time in a similar manner. Each meeting of the Committee is documented in the form of minutes and submitted to the Board of Directors.

Executive Compensation Philosophy and Policy

     The Executive Compensation Program is based on the Executive Compensation Statement of Principles which has been adopted by the Board of Directors. These Principles provide guidance for the deliberations of the Committee and are the basis for the Committee's decisions. The
Principles emphasize the view of the Corporation that base compensation should be established based upon relevant peer group comparisons, that wherever possible tax leverage should be achieved by using plans that are tax advantaged, and that compensation should be designed to maximize the incentive of the executive officers to increase the Corporation's long-term performance.

     Consistent with these Principles, the Executive Compensation Program is structured to foster decisions and actions which will have a strong positive impact on the Corporation's long-term performance. For this reason, participation in the programs administered by the Executive Compensation Committee is limited to those executives who have the greatest opportunity to bring about the achievement of the Corporation's long-term strategic objectives.

     The Executive Compensation Committee has established the following parameters for executive compensation under the 2001 program:

          1. An overall program which is not overly complex and may be readily communicated  and easily understood by
          participants and shareholders.

          2. Base salary that ranges from the fiftieth to seventy-fifth percentile of the competitive rate for the position as defined by selected peer group information.

     3. Base salary adjustments which maintain internal equity.

          4. An incentive-based compensation system, in which a cash incentive bonus will be paid, if justified, on the basis of the Corporation's financial performance for the year.

          5. Utilization of IRS "qualified" plans whenever they are in the best interests of both the executive officer and the
          Corporation.

          6. Use of equity-based compensation through the Corporation's 1995
                Compensatory Stock Option Plan to provide a long-term incentive for the executive officers and senior employees of the Corporation to maximize the
                Corporation's stock price and increase
          shareholder value.

          7. Use of non-qualified plans to restore the benefits of a select group of executives that are otherwise limited due to limits under the tax code.

          The Executive Compensation Committee utilized several factors to define an appropriate competitive peer group including the type of
          company from which executive
talent might be recruited, a logical geographical region, and the ability to identify and
make relevant comparison of executive officer positions in
          terms of responsibilities and
performance.  The 2001 peer group was structured utilizing
          this methodology and
philosophy and, in the opinion of the Committee, represents a fair and reasonable
standard against which executive pay may be compared.

Executive Compensation Programs

           The primary components of the Corporation's
          Executive Compensation Program
are base salaries, a cash performance-based incentive plan, a stock option plan, and
benefits.

          Base salaries are assessed by taking into account the position, responsibilities, and competitive salary data as defined by comparable peer
          group information from
similarly sized bank and bank holding companies in the Middle
          Atlantic and adjacent
states.  Executive officer compensation was set to correspond with the Principles
identified earlier in this report.  Under the cash
          performance-based incentive plan,
executive officers are rewarded based on the annual increase in primary earnings per
share.

          Executive officers participate in the shareholder-approved Compensatory Stock
Option Plan.  According to the terms of this plan, the
          Executive Compensation
Committee is authorized to grant incentive stock options and non-qualified stock options
to key employees of the Corporation and its subsidiaries and to its outside directors.
These stock options enable the optionee to purchase the
          Corporation's common stock at
its market price as determined on the day of the grant of the option.  The Committee
plans to continue using the granting of such options to
          encourage the long-term increase
of the Corporation's share price.

          Executive officers may also participate in the Executive Officer Loan/Stock
Purchase Plan which provides for corporate-sponsored loans at market rates primarily for the purchase of the Corporation's common stock. Program participants are also eligible to partake in the normal benefit programs available to employees of the Corporation and its affiliates.

Chief Executive Officer Compensation

     In 2001, Mr. O'Dell completed his seventh year as President and Chief Executive Officer of the Corporation. He received a base salary of approximately $405,000. Based on First Commonwealth's earnings per share in 2001, he did not earn a cash incentive. Based on its governing Principles and market practices, the Committee awarded Mr. O'Dell options on 41,442 shares in 2001. The options vested on December 31, 2001 and accrue value only to the extent that First Commonwealth's stock price rises above the value on the date of the grant. In 2001, Mr. O'Dell participated in the Corporation's 401(k) Plan and ESOP. As such, the Corporation made contributions to his accounts in 2001. The Committee believes these compensation levels to be appropriate in light of the governing Principles outlined herein.

Impact of IRS Section 162(m)

     Section 162(m) of the Internal Revenue Code (IRC) limits the deductibility of compensation paid to an employee in excess of $1,000,000. Compensation deemed to be "performance-based" is exempt from Section 162(m) if certain criteria are met. Currently, the Committee does not anticipate the loss of any deduction due to Section 162(m). The Committee will continue to monitor its Executive Compensation Program in light of Section 162(m) and take such actions as it deems appropriate.


Submitted by the Executive Compensation Committee:

Edward T. Cote, Chairman
David L. Johnson
Dale P. Latimer


                REPORT OF THE AUDIT COMMITTEE

     The Board of Directors has adopted a written charter outlining the duties and responsibilities for the Audit Committee, which was included as Appendix I to the April 23, 2001 proxy statement. The Audit Committee members are independent as defined in the New York Stock Exchange (NYSE) listing standards.

     The Audit Committee has:

     1. Reviewed and discussed the audited financial statements with management;

     2.  Discussed with the independent auditors, Deloitte &
     Touche LLP ("Deloitte
         & Touche"), the matters required to be discussed by Statement on Auditing
         Standards No. 61; and,

     3.  Received the written disclosures and the letter from
the independent auditors,
          Deloitte & Touche, required by Independence
Standards Board Standard
               No. 1 and has discussed with the independent
auditors the independent                         auditor's
independence.

          Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's annual report on Form 10-K for the last fiscal year for filing with the Commission.

Submitted by the Audit Committee:

Dale P. Latimer, Chairman
Edward T. Cote
Joseph W. Proske

                      PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of the Russell 2000 Index and selected bank holding companies operating in Pennsylvania with assets between one and eight billion dollars, including FNB Corporation, Fulton Financial Corporation, S&T Bancorp Inc., Susquehanna Bancshares Inc., and AmeriServ Financial, Inc. (peer group) for the five years commencing January 1, 1997 and ending December 31, 2001.

              Cumulative Five Year Total Return
     First Commonwealth vs. Russell 2000 and Peer Group





                                                Period Ending
Index                         12/3  12/3   12/3  12/3  12/3  12/3
                              1/96  1/97   1/98  1/99  1/00  1/01
First Commonwealth Financial  100.  195.   140.  144.  127.  154.
Corporation                   00    09     99    30    54    29
Russell 2000                  100.  122.   119.  144.  140.  143.
                              00    36     25    60    23    71
First Commonwealth Peer Group 100.  167.   153.  130.  152.  176.
                              00    16     36    02    75    02



















______________

Assumes that the value of the investment in FCFC Common Stock and each index was $100 on January 1, 1997 and that all dividends were reinvested.

              EXECUTIVE COMPENSATION COMMITTEE
               INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee consists of Directors Cote, Johnson, and Latimer. No member was an officer or employee of the Corporation during 2001 nor has ever been an officer or employee of the Corporation or a subsidiary. Further, during 2001, no executive officer of the Corporation served on a compensation committee (or other board committee performing equivalent functions) or Board of Directors of any entity related to the above named Committee members or of any entity whose executive officers served as a director of the Corporation.

INTERESTS OF NOMINEES, DIRECTORS AND OFFICERS IN CERTAIN
TRANSACTIONS
     David S. Dahlmann serves as Vice Chairman of FCFC and President and CEO of Southwest pursuant to an employment agreement which became effective December 31, 1998. Mr. Dahlmann's agreement is for five years followed by successive one year automatic renewals unless either party gives contrary written notice. In exchange for his services Mr. Dahlmann will receive cash compensation equal to three hundred thousand dollars per year in the form of base pay which is subject to increases as the Corporation may deem appropriate. In addition, Mr. Dahlmann is eligible to receive all of the same employee benefits as other employees of the Corporation who are at a similar level and classification. As such he is a participant in the Cash Incentive Bonus Plan, Supple-mental Executive Retirement Plan, Split-Dollar Life Insurance Plan,Compensatory Stock Option Plan, 401(k), ESOP, and the group health, disability, and life insurance plans. Should the Corporation terminate Mr. Dahlmann's employment without cause at any time, or should Mr. Dahlmann terminate his employment for good reason, the Corporation shall pay him an amount equal to twelve month's base salary at his then current rate of compensation. In addition, the Corporation shall continue to pay its share of Mr. Dahlmann's health insurance premiums for a period of not more than eighteen months. Should the Corporation terminate Mr. Dahlmann for just cause he shall have no right to compensation or other benefits for any period after the date of termination. If during the term of the agreement a change in control of the Corporation occurs as defined by the agreement, Mr. Dahlmann may terminate his employment for a period of up to twelve months following such a change. He would then be eligible for a severance payment based upon the average aggregate annual compensation for a defined period of time multiplied by three. The Corporation would assume responsibility for the full cost of the health insurance premium for eighteen months plus provide six months of outplacement assistance with an external provider.

     At the 1996 Annual Meeting, the shareholders approved and ratified the
Corporation's Change in Control Agreement Program for the Corporation's executive officers and certain other key employees. Except as described below, all of the agreements are identical in all material respects.

     If, within one year following the occurrence of a change in control, the employer involuntarily terminates the employment of the executive (other than for cause as defined below), substantially reduces the executive's title, responsibilities, power or authority, reduces the executive's base compensation, assigns duties which are inconsistent with previous duties, or undertakes similar actions, a severance benefit equal to one year's base compensation (payable in twelve monthly installments) will thereupon be payable to the former executive.

Health insurance and other principal employee benefits will be continued during that one year period. If the former executive enters into competitive employment during the one year period, severance payments will cease. Cause for termination shall arise if the executive commits a felony resulting in, or intended to result in, monetary harm to the Corporation, its customers, or affiliates, or if the executive intentionally fails to perform his duties for 30 consecutive days following written notice from the Corporation that such duties are not being performed.

     The agreement with Mr. O'Dell, the President and Chief Executive Officer of the Corporation, provides for severance payments to be made if the employer involuntarily terminates the employment of the executive (other than for cause as defined above), or undertakes similar action as described above, within three years of a change in control (rather than one year as described above for other agreements). Furthermore, Mr.
O'Dell's agreement provides a severance benefit equal to three year's compensation (payable in thirty-six monthly installments) with continuation of health insurance and other principal employee benefits during that period. In addition, Mr. O'Dell may also trigger the payment of severance benefits (in the same amount and under the same conditions described above) by voluntarily terminating employment within one year following a change in control. However, the voluntary termination provision will no longer be available once Mr. O'Dell attains normal retirement age under any of the Corporation's regular retirement plans.

     Separate agreements with Mr. Thomchick, Senior Executive Vice President of the Corporation and Mr. Glass, Vice Chairman of FCFC and President and CEO of FCB are identical to Mr. O'Dell's agreement in all material respects except that severance payments are triggered only if the involuntary termination of employment or other triggering event occurs within two years of the change in control and the total severance benefit in his case is equal to two years compensation (payable in twenty-four monthly installments).

     In December 1998, FCB executed an agreement with Mr. Glass who serves as Vice Chairman of FCFC and President and CEO of FCB. The agreement defines the severance package Mr. Glass would receive should his employment be terminated by the Employer for reasons other than for just cause prior to his sixty-third (63rd) birthday. Should such a termination occur Mr. Glass would receive compensation payments for twenty-four (24) months following his separation. The payments would be based upon the rate of annual compensation
he was receiving at the time of separation.   Mr. Glass would
be prohibited from employment with a competitor, directly or indirectly, in the Employer's market area in the twenty-four
(24) months following his termination without just cause.
The Employer is obligated to continue to pay its share of the cost of health insurance premiums for Mr. Glass for a period of twenty-four (24) months following his separation. Mr. Glass may also elect to invoke the terms of the agreement by terminating his employment for any reason. The agreement permits the Employer to terminate Mr. Glass for just cause at any time. The agreement does not call for the payment of any compensation or benefit coverage should a just cause termination occur. The agreement does not diminish the rights of Mr. Glass under any other existing agreements, including a change of control agreement.

     During 2001, David R. Tomb, Jr., attorney-at-law, and the law firm of Tomb and Tomb of which Mr. Tomb is a partner performed legal services for the Corporation and FCB. Mr. Tomb is a director and executive officer of the Corporation. The fees paid for services during 2001 were $70,355.

                         ACCOUNTANTS

     Deloitte & Touche was selected by the Board of Directors to serve as the Corporation's independent public accountant for its 2001 fiscal year. The Board of Directors has also selected Deloitte & Touche as the Corporation's independent public accountant for the 2002 fiscal year.

     Aggregate fees for the fiscal year ended December 31, 2001, billed or to be billed by the Corporation's principal accounting firm, Deloitte & Touche were:


       Audit Fees                          $277,300
       Financial Information Systems
       Design                                   -0-
       and Implementation Fees
       All Other Fees                      $ 30,850
                                           (a)(b)

(a) Deloitte & Touche's "All Other Fees" were for audit related services only and consisted of fees for employee benefit plan audits, FAS 133 accounting consultation and a student loan attestation report.

(b)  The Audit Committee has considered whether the provision
of these services is              compatible with maintaining
the independent accountant's independence.

     A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he desires to do so, and to respond to appropriate questions.

                        ANNUAL REPORT

     A copy of the Corporation's Annual Report for the fiscal year ended
December 31, 2001, is enclosed with this Proxy Statement.

     A copy of the Corporation's Form 10-K annual report for 2001 as filed with the Securities and Exchange Commission may be obtained without charge upon written request to: David R.
Tomb, Jr., Secretary/Treasurer, P.O. Box 400, Indiana,
Pennsylvania 15701.
                    SHAREHOLDER PROPOSALS

     Proposals of Corporation shareholders intended to be presented at the Annual Meeting of Shareholders to be held in the year 2003 must be received by the Secretary of the Corporation not later than November 21, 2002 in order to be considered for inclusion in the Corporation's proxy statement for that meeting.

     In connection with the 2003 Annual Meeting of Shareholders, if the Corporation does not receive notice of a matter or proposal to be considered (whether or not the proponent thereof intends to include such matter or proposal in the proxy statement of the Corporation) on or before February 4, 2003 (45 days prior to mailing date of this year's proxy) then the persons appointed by the Board of Directors to act as the proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal at such annual meeting, if such matter or proposal is raised at such annual meeting.

APPENDIX
(PROXY CARD)









                  (This Section Intentionally Blank)









                  Detach Proxy Card Here
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - -
          Please Sign, Date and Return the
     Proxy Promptly Using the Enclosed       Votes must be
indicated (x)
     Enclosed Envelope                  in Black or Blue Ink.

1.   Election of the following NOMINEES AS directors to serve
                                             for terms
                                             ending in 2005
                                                                          To
                                             change your
     FOR ALL        WITHHOLD                EXCEPTIONS           address, please
                    FOR ALL                            mark
     this box

Nominees:  Sumner E. Brumbaugh, Ray T. Charley, Edward T
Cote,
Johnston A. Glass, Dale P. Latimer, Joseph E. O'Dell, and
David R. Tomb, Jr.
(INSTRUCTIONS:  To withhold authority to vote for any
     individual nominee, mark the
"Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
_____________________________________________________
SCAN LINE

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. For joint accounts each joint owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer, giving your full title as such. If a partnership, please sign in name by authorized person, giving your full title as such.

Date______ Share Owner sign here_______________Co-Owner sign here____________

          FIRST COMMONWEALTH FINANCIAL CORPORATION
        Old Courthouse Square, 22 North Sixth Street
                 Indiana, Pennsylvania 15701

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       April 22, 2002

  The Annual Meeting of Shareholders of First Commonwealth
  Financial Corporation will be held at 654 Philadelphia
  Street, Indiana, PA on Monday,
  April 22, 2002 at 3:00 p.m., local time, for the following purposes:

       1. To elect seven Directors to serve for terms expiring in 2005.

       2. To act on such other matters as may properly come before the Meeting.

  Only holders of Common Stock of First Commonwealth
  Financial Corporation of record at the close of business on March 4, 2002 will be entitled to vote at the meeting or any adjournment thereof.

  To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

  - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
  - - - - - - - - - - - - - - - - - - - - - - - - -
          FIRST COMMONWEALTH FINANCIAL CORPORATION
   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22,
                            2002

      This Proxy is Solicited on Behalf of the Board of
                        Directors of
          First Commonwealth Financial Corporation

       The undersigned shareholder of First Commonwealth
  Financial Corporation ("the Corporation") hereby appoints
  C. Kim Michael, Orlando V. Fulgenzio III, and Anthony S.
  Hewitt, and each of them, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Corporation the shares which the undersigned would be entitled to vote if then personally present on the following matter and such other matters as may properly come before the meeting.

       This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.

       The undersigned hereby revokes all previous proxies for the Annual Meeting of Shareholders, hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement furnished therewith and hereby ratifies all that the said proxies may do by virtue hereof.

  (Continued, and to be signed and dated on the reverse side.)

  FIRST COMMONWEALTH FINANCIAL CORPORATION
  P.O. BOX 11043
  NEW YORK, NY  10203-0043